Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Viking Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)(1)	7,441,650(2)	$85.00	$632,540,250.00	0.00014760	$93,362.94
	Total Offering Amounts					$632,540,250.00	—	$93,362.94
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$93,362.94

(1)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table filed as Exhibit 107 to the Registrant’s Registration Statement on Form S-3ASR (File No. 333-273460) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2)	Includes 970,650 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.